Contact:

Provectus Biopharmaceuticals, Inc.

Tim Scott, Ph.D.

President

Phone: (866) 594-5999

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES CHANGES TO BOARD OF DIRECTORS

●	Ed Pershing, CPA elected new Board chair

●	Jack Lacey, MD named new Board director; also appointed new strategic advisory board chair

KNOXVILLE, TN, April 24, 2018 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com) (“Provectus” or the “Company”), a clinical-stage biotechnology company developing PV-10 as the first small molecule oncolytic immunotherapy for solid tumor cancers, today announced changes to the Company’s Board of Directors (the “Board”) effective April 27, 2018.

Changes to Provectus’ Board

●	The Board increased its number of directors from four to five; the Board previously decreased its size from five to four after the closing of a definitive financing between the Company and the PRH Group[1] on April 3, 2017

●	Edward V. (“Ed”) Pershing, CPA and John W. “Jack” Lacey, III, MD were appointed new Board members; Mr. Pershing was originally appointed an observer of the Board and all Board committees, and Mr. Pershing and Dr. Lacey were appointed chair and a member, respectively, of Provectus’ strategic advisory board on April 20, 2017

●	Mr. Pershing was elected new Board chair; former Board chair Dominic Rodrigues was elected Board vice chair

●	Eric Wachter, PhD stepped down from the Board; he remains the Company’s Chief Technology Officer

1 The PRH Group has specifically disclaimed it is a “group” as defined in U.S. federal securities laws.

Mr. Pershing is Chief Executive Officer of Pershing Yoakley & Associates (“PYA”), a top 20 healthcare consulting and top 100 accounting firm in the U.S. PYA, which he co-founded more than 30 years ago, began with just three employees and today serves clients in 50 states. Mr. Pershing’s healthcare experience and expertise include turnaround/performance improvement initiatives, long-range planning studies, development of numerous hospital and medical office projects, restructuring of healthcare organizations, liaison between boards of directors and management teams to craft corporate visions and strategies, mergers, acquisitions, divestitures, and leasing arrangements. He graduated from the University of Tennessee with a Bachelor of Science in Accounting, and was one of 18 professionals from the U.S. and Great Britain to participate in the first Ernst & Ernst Accelerated Healthcare Program, a one-year full-time education and work-study program in healthcare industry matters. Mr. Pershing is a Certified Professional Accountant.

Dr. Lacey was the former Chief Medical Officer and Senior Vice President of University Health System d/b/a University of Tennessee Medical Center (“UTMC”), a 600+ bed academic medical center based in Knoxville since 1999. Dr. Lacey served continuously in this capacity from 1999 until his retirement from UTMC in 2016; he was with UTMC for 40 years of its 60+ years of existence. He also operated an internal medicine practice for 39 years. Dr. Lacey graduated from the University of Tennessee with a Bachelor’s degree in Nuclear Engineering and the University of Tennessee Medical School (Memphis) with a Doctor of Medicine degree. Dr. Lacey, along with Mr. Pershing, helped create Knoxville Area Project Access, a partnership with the Knoxville Academy of Medicine and providers to give primary and specialty health services to the uninsured and medically underserved. He was the inaugural chair of the Governor’s Health and Wellness Task Force, which focused on improving Tennessee’s national health ranking (Mr. Pershing also served as a member of this task force). Dr. Lacey has been recognized by several entities for contributions to population health.

Mr. Pershing said, “I am grateful to the Provectus team for the progress they have made advancing our drug development in adult and pediatric oncology and dermatology. The Company’s focus remains innovating advanced healthcare solutions for unmet medical needs and rare diseases affecting tens of millions of patients and their caregivers around the world, and endeavoring to maximize accessibility to and affordability of these drugs upon approval.”

About PV-10

Provectus’ lead investigational cancer drug product, PV-10, the first small molecule oncolytic immunotherapy, can induce immunogenic cell death. PV-10 is undergoing clinical study for adult solid tumor cancers, like melanoma and cancers of the liver, and preclinical study for pediatric cancers.

About Provectus

Provectus is a clinical-stage biotechnology company leading the development of a new class of drugs based on halogenated xanthenes. Information about the Company’s clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017).

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